Exhibit 10.4

Harsco Corporation
350 Poplar Church Road
Camp Hill, PA 17011 USA
Phone: 717.763.7064
Fax: 717.763.6424
Web: www.harsco.com

April 8, 2014

F. Nicholas Grasberger
180 Eshelman Road
Lancaster, PA 17601

Dear Nick:

On behalf of Harsco Corporation, I wish to confirm your appointment to President and Chief Operating Officer effective today. Your base annual salary will be increased to $625,000 (Six Hundred Twenty-Five Thousand Dollars and No Cents).

You will continue to be eligible for supplemental compensation annually as a participant in the Company’s Annual Incentive Plan. Based on the achievement of Harsco’s overall objectives the target award available to you will be 100% of your base earnings for the Plan Year and the maximum will be 200%. Any award for the 2014 Plan Year will be prorated to reflect the targets based on your prior role of Chief Financial Officer and your new role. Plan design and payout criteria in this reward program are reviewed periodically, are subject to change and are at the sole discretion of the Harsco Board of Directors.

You will also continue to be eligible to participate in the Harsco Long-Term Incentive (LTIP) Plan. Your annual target level has now increased to 175% of your base salary.  The current LTIP provides a combination of restricted stock units (RSUs), stock appreciation rights (SARs) and performance share units (PSUs) to eligible participants. Participation is subject to the terms of the LTIP.  Effective April 7, 2014, you will receive a grant of 15,700 RSUs, 51,700 SARs and 15,700 PSUs, subject to all terms of the LTIP. LTIP plan design, equity agreements, share ownership requirements, participation and any grants in this reward program are reviewed annually, are subject to change and are at the sole discretion of the Harsco Board of Directors.

You will continue to be bound by the Harsco Confidentiality and Non-Competition Agreement that you previously signed.

While we hope our relationship will be mutually beneficial, it needs to be emphasized that our relationship (as with all of our employees) is “at-will”, that is, you or the Company can end the relationship for any reason and at any time, with or without cause or advance notice.

Sincerely,

/s/ David Everitt	/s/ F. Nicholas Grasberger 04/15/14
David Everitt	Accepted Date
Interim President and CEO